FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-37924

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 26, 2000)

                                (pound)85,000,000

                               The AES Corporation

                          8.375% Senior Notes Due 2011

         The Senior Notes will bear interest at the rate of 8.375% per year. Interest on the Senior Notes is payable on March 1 and September 1 of each year, beginning on September 1, 2001. The Senior Notes will mature on March 1, 2011. The AES Corporation may redeem some or all of the Senior Notes at any time. The redemption prices are discussed under the caption "Description of Notes--Optional Redemption."

         The Senior Notes will be unsecured senior obligations of The AES Corporation and will rank equally with all of The AES Corporation's other unsecured senior indebtedness.

         We have applied to list the Senior Notes on the Luxembourg Stock Exchange in accordance with the rules thereof.

Investing in the Senior Notes involves certain risks. See "Risk Factors" beginning on Page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                              Per Senior Note      Total

Public Offering Price.........................    100.000%   (pound)85,000,000
Underwriting Discount.........................       1.50%    (pound)1,275,000
Proceeds to AES (before expenses).............      98.50%   (pound)83,725,000


         Interest on the Senior Notes will accrue from the date of issuance.

         The underwriters are offering the Senior Notes subject to various conditions. The underwriters expect to deliver the Senior Notes in book-entry form only through Clearstream Banking, societe anonyme, or the Euroclear System, as the case may be, on or about February 22, 2001.


  Sole Book Running Manager                                   Joint Lead Manager
 Schroder Salomon Smith Barney                                          JPMorgan
ABN AMRO Incorporated                             Dresdner Kleinwort Wasserstein



February 15, 2001

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the dates thereof.

                                                          TABLE OF CONTENTS





                                                                            Page

                              Prospectus Supplement
Special Note on Forward-Looking Statements.............................      S-4
Offering Summary.......................................................      S-5
The Company............................................................      S-7
Use of Proceeds........................................................      S-7
Description of Notes...................................................      S-8
Certain U.S. Federal Income Tax Considerations.........................     S-17
General Listing Information............................................     S-20
Underwriting...........................................................     S-21
Legal Matters..........................................................     S-22
Experts................................................................     S-22

                                   Prospectus
About This Prospectus..................................................        2
Risk Factors...........................................................        3
Where You Can Find More Information....................................       10
Incorporation of Documents by Reference................................       10
Special Note on Forward-Looking Statements.............................       11
Use of Proceeds........................................................       11
Ratio of Earnings to Fixed Charges.....................................       12
The Company............................................................       12
Description of Capital Stock...........................................       12
Description of Debt Securities.........................................       18
Description of Stock Purchase Contracts and Stock Purchase Units.......       28
Description of Securities Warrants.....................................       29
Plan of Distribution...................................................       30
Legal Matters..........................................................       31
Experts................................................................       31


                                   -----------

         In connection with the issue of the Senior Notes, Salomon Brothers International Limited may over-allot or effect transactions which stabilize or maintain the market price of the Senior Notes at a level which might not otherwise prevail. Such stabilizing, if commenced, may be discontinued at any time and shall be conducted in accordance with all applicable laws and rules.

                                   -----------

         Schroder is a trademark of Schroders Holdings plc and is used under license by Salomon Brothers International Limited.

                                   -----------

         We have not authorized the Senior Notes to be offered to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995, as amended, and none of this prospectus supplement, the accompanying prospectus or any other document issued in connection with this offering, may be passed on to any person in the United Kingdom, unless that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise be issued or passed on. All applicable provisions of the Financial Services Act 1986, as amended, must be complied with in respect of anything done in relation to the Senior Notes in, from, or otherwise involving the United Kingdom.

                                   -----------

         The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

                                   -----------

         Unless otherwise specified or the context otherwise requires, references in this prospectus supplement to "(pound)" and "pounds sterling" are to lawful money of the United Kingdom and "$" and "U.S. dollars" are to lawful money of the United States of America. Except as otherwise stated herein, conversions of non-U.S. dollar currencies for the Senior Notes to U.S. dollars have been calculated using the noon buying rate in New York, New York on February 15, 2001 for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York was (pound)1.00 = $1.45. These translations should not be construed as representations that the non-U.S. dollar currency amount actually represents such U.S. dollar amount or could be converted into U.S. dollar at such rate or at any other rates.

         Having made all reasonable inquiries, we confirm that this prospectus supplement and the accompanying prospectus contain all information with respect to our company and the Senior Notes which is material in the context of the issue and offering of the Senior Notes, that the information contained herein is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and have been reached after considering all relevant circumstances and are based on reasonable assumptions, that there are not other facts the omission of which would, in the context of the issue and offering of the Senior Notes, make this prospectus supplement and the accompanying prospectus as a whole or any of such information or the expression of any such opinions or intentions misleading in any material respect, that all reasonable inquiries have been made by us to verify the accuracy of such information and that this prospectus supplement and the accompanying prospectus do not contain an untrue statement of material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. We accept responsibility accordingly.

                                   -----------

         This prospectus supplement and the accompanying prospectus refer to documents incorporated by reference. For this prospectus supplement and the accompanying prospectus used for purposes of listing with the Luxembourg Stock Exchange, incorporation by reference will not be applicable and those documents otherwise incorporated by reference as of the date hereof will be attached to this prospectus supplement and the accompanying prospectus.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS



This prospectus supplement and the accompanying prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions related to AES, including, those set forth under the caption "Risk Factors" in the accompanying prospectus and those set forth under the caption "Cautionary Statements and Risk Factors" in our annual report on Form 10-K which is incorporated by reference herein.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur.

                                OFFERING SUMMARY

         The following information is qualified entirely by, and should be read in conjunction with, the more detailed information appearing elsewhere in and incorporated by reference into this prospectus supplement and the accompanying prospectus.



Senior Notes Offered...............We are offering(pound)85,000,000 aggregate principal amount of our 8.375% Senior Notes due March 1, 2011. Interest on the Senior Notes will be payable semiannually on March 1 and September 1, commencing on September 1, 2001.

Record Date........................The regular record date for each interest payment date will be the close of business on the 15th day of the month preceding such interest payment date.


Ranking............................The Senior Notes will be our direct, unsecured and unsubordinated obligations, ranking equal in right of payment with all of our other unsecured and unsubordinated obligations. The indenture and the supplemental indenture under which the Senior Notes will be issued contain no restrictions on the amount of additional indebtedness we may incur.


Optional Redemption................We may redeem some or all of the Senior Notes at any time at par plus a Make-Whole Amount
                                   (as defined). See "Description of
                                   Notes--Optional Redemption."

Covenants..........................We have agreed to certain restrictions on incurring secured debt and entering into sale and leaseback transactions. See "Description of Notes--Certain Covenants of AES."

Listing............................We have applied to list the Senior Notes on the Luxembourg Stock Exchange.

Form of Senior Notes...............The Senior Notes will be in fully registered form. One or more global notes registered in the name of a common depositary for Clearstream Banking, societe anonyme ("Clearstream"), and Euroclear Bank S.A./N.V, as operator of the Euroclear System ("Euroclear"), will be delivered to the common depositary. Investors may elect to hold book-entry interests in the global note through organizations that participate, directly or indirectly, in Clearstream or Euroclear.

                                   Except in limited circumstances, investors will not be entitled to have Senior Notes registered in their names and will not receive or be entitled to receive Senior Notes in definitive form. Senior Notes will be sold in minimum denominations of (pound)1,000 and integral multiples of (pound)1,000.

Settlement and Payment.............Initial purchasers are required to make payment in pounds sterling. Initial
                                   settlement for the Senior Notes will be made in immediately available funds. Principal of and interest on the Senior Notes are payable in pounds sterling.


Use of Proceeds....................We intend to use the net proceeds of this offering of Senior Notes (1) to fund all or a portion of the purchase price of Thermo Ecotek Corporation and (2) for general corporate purposes. See "Use of Proceeds" and "Underwriting."


                                   THE COMPANY




         We are a global power company committed to serving the world's need for electricity and other services in a socially responsible way.

         We have been successful in growing our business and serving additional customers by, in part, participating in competitive bidding under privatization initiatives. We have been particularly interested in acquiring existing businesses or assets in electricity markets that are promoting competition and eliminating rate of return regulation. We believe that our experience in competitive markets and our worldwide integrated group structure, with our significant geographic coverage and presence, enable us to react quickly and creatively in these situations.

         Our ownership portfolio of power facilities includes new plants constructed for such purposes as well as existing power plants acquired through competitively bid privatization initiatives and negotiated acquisitions. In the electricity generation business, we now own and operate (entirely or in part) a diverse portfolio of electric power plants (including those within integrated distribution companies).

         We also sell electricity directly to end users such as commercial, industrial, governmental and residential customers through our "distribution" business. We have ownership interests in distribution companies in Argentina, India, the United States, Brazil, Venezuela, El Salvador, Dominican Republic, and The Republic of Georgia. We also have assumed management control of a heat and electricity distribution business in Kazakhstan. We also have subsidiaries in the United States and Kazakhstan that serve retail customers in those states that have introduced a competitive market for the sale of electricity to end users.

                                 USE OF PROCEEDS



         The net proceeds (before expenses) from this offering are (pound)83,725,000. We intend to use the net proceeds from this offering (1) to fund all or a portion of the purchase price of Thermo Ecotek Corporation and (2) for general corporate purposes.

                              DESCRIPTION OF NOTES



The Senior Notes will be issued under an indenture dated as of December 8, 1998 and a supplemental indenture, dated as of February 22, 2001, each between the Company and Bank One, National Association (formerly known as The First National Bank of Chicago), as trustee (the "Trustee") (collectively, the "Indenture"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated in this prospectus supplement by reference. A copy of the Indenture is available for inspection at the office of the Trustee.

         As used herein, the term "AES" means The AES Corporation, and does not include any of its subsidiaries.

         The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that senior debt securities may be issued thereunder from time to time in one or more series. The Senior Notes constitute a separate series under the Indenture.

General

         The Senior Notes will be issued as a series of Senior Notes under the Indenture. The Senior Notes will not be limited in aggregate principal amount. Additional Senior Notes may be issued under the Indenture from time to time as part of this series of Senior Notes.

         The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 1, 2011. The Senior Notes are not subject to any sinking fund provision.

         Senior Notes will only be sold in a minimum aggregate principal amount of (pound)1,000 and integral multiples thereof.

Interest

         Each Senior Note shall bear interest at 8.375% per annum from the date of original issuance, payable semi annually on March 1 and September 1 of each year to the person in whose name such Senior Note is registered at the close of business on the fifteenth calendar day of the month preceding such payment date. The initial interest payment date is September 1, 2001. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Listing of Senior Notes on the Luxembourg Stock Exchange

         We have applied to list the Senior Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. In connection with the Luxembourg Stock Exchange listing application, the legal notice relating to the issuance of the Senior Notes and AES's constitutional documents will be deposited with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg) where such documents may be examined and copies thereof may be obtained upon request. Additionally, copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture and AES's current annual and quarterly reports, as well as all its future annual reports and quarterly reports, so long as any of the Senior Notes are outstanding, will be made available for inspection at the main office of Banque Internationale a Luxembourg S.A. in Luxembourg. Banque Internationale a Luxembourg S.A. will act as intermediary between the Luxembourg Stock Exchange, AES and the holders of the Senior Notes. In addition, copies of the annual reports and quarterly reports of AES may be obtained free of charge at such office.

         As long as any Senior Notes are listed on the Luxembourg Stock Exchange and so long as the rules of such exchange so require, an agent for making payments on, and transfers of, Senior Notes will be maintained in Luxembourg. AES has initially designated Banque Internationale a Luxembourg S.A. for such purposes.

Optional Redemption

         The Senior Notes are subject to redemption upon not less than 30 nor more than 60 days' notice by mail, at any time, as a whole or in part, at the election of AES, at a price equal to the sum of (i) 100% of the principal amount thereof plus accrued interest to the redemption date plus (ii) the Make-Whole Amount, if any.

         The term "Make-Whole Amount" shall mean, in connection with any optional redemption of any Senior Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the business day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over (ii) the aggregate principal amount of the Senior Notes being redeemed.

         The term "Reinvestment Rate" shall mean 0.50% (one-half of one percent) plus the Gilt Rate.

         "Gilt Rate" is defined to mean the yield to maturity at the time of computation of United Kingdom government securities with a constant maturity as compiled by the Office for National Statistics and published in the most recent financial statistics that have become publicly available at least two business days in London prior to the date fixed for redemption, most nearly equal to then remaining years to the stated maturity of the principal being redeemed (the "Stated Maturity"); provided that if the number of years to the Stated Maturity is not equal to the constant maturity of a United Kingdom government security for which a weekly average yield is given, the Gilt Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United Kingdom government securities for which such yields are given except that if the number of years to the Stated Maturity is less than one year, the weekly average yield on actually traded United Kingdom government securities adjusted to a constant maturity of one year shall be used.

Certain Covenants of AES

 Restrictions on Secured Debt. If AES shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property (as defined below) or any capital stock or indebtedness held directly by AES of any Subsidiary of AES (as defined below), AES shall secure the Senior Notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets (as defined below) of AES. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of AES, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary,
(c) liens in favor of AES or any Subsidiary, (d) liens in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any Senior Notes issued under the Indenture are authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900 million at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive. As of the date of this prospectus supplement, AES does not own or lease any Principal Property.

         The term "Principal Property" means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by AES and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of AES determine in good faith is not of material importance to the total business conducted or assets owned by AES and its Subsidiaries as an entirety.

         The term "Consolidated Net Assets" means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of AES and its Subsidiaries contained in the latest annual report to the stockholders of AES and prepared in accordance with generally accepted accounting principles.

         The term "Attributable Debt" means the present value (discounted at the rate of 8.375% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

         "Subsidiary" means, with respect to any person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person.

         Restrictions on Sales and Leasebacks. AES may not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) AES could incur a lien on such property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Senior Notes or (b) AES, within 180 days after the sale or transfer by AES, applies to the retirement of its funded debt (defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased (subject to credits for certain voluntary retirements of funded debt) as determined by the Board of Directors of AES.

Events of Default

         In addition to the Events of Default set forth in the accompanying prospectus, an Event of Default will occur with respect to the Senior Notes if an event of default, as defined in any indenture or instrument evidencing or under which AES has at the date of the Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (a) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (b) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of AES in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by AES, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of the Senior Notes at the time outstanding; and provided further that if such default shall be remedied or cured by AES or waived by the holder of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any holder of Senior Notes or any other person.

Description of Book-Entry System

         General. We will issue the Senior Notes as one or more global securities (each, a "Global Senior Note") registered in the name of Bank One, N.A., London Branch, as common depositary (the "Common Depositary") for Clearstream Banking, societe anonyme ("Clearstream") and Euroclear Bank S.A./N.V. (the "Euroclear Operator"), as operator of the Euroclear System ("Euroclear"). Investors may hold book-entry interests in the Global Senior Notes ("Book-Entry Interests") through organizations that participate, directly or indirectly, in Clearstream and/or Euroclear. Book-entry interests in the Senior Notes and all transfers relating to the Senior Notes will be reflected only in the book-entry records of Euroclear and Clearstream and, with respect to interests of indirect participants, their respective participants. The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge the Book-Entry Interests. All interests in the Senior Notes will be subject to the procedures and requirements of Euroclear or Clearstream, as the case may be.

         So long as Euroclear or Clearstream or their nominee, or the Common Depositary, as the case may be, is the registered holder of the Global Senior Notes, such party will be considered the sole holder of such Global Senior Notes for all purposes under the Indenture. Except as set forth below under "--Certificated Notes," participants or indirect participants are not entitled to have Senior Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes or Book-Entry Interests in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of Euroclear or Clearstream, as the case may be, and, if such person is not a participant in Euroclear or Clearstream, as the case may be, on the procedures of the participant in Euroclear or Clearstream, as the case may be, through which such person owns its interest, to exercise any rights and remedies of a holder under the Indenture. See "--Action by Owners of Book-Entry Interests" below. If any definitive Senior Notes are issued to participants or indirect participants, they will be issued in registered form ("definitive registered notes"), as described under "--Certificated Notes." Unless and until Book-Entry Interests are exchanged for definitive registered notes (as described under "--Certificated Notes") the certificated depositary interests held by the Common Depositary may not be transferred except as a whole by Euroclear or Clearstream to the Common Depositary or by the Common Depositary to Euroclear or Clearstream, respectively, or another nominee at Euroclear and Clearstream or by Euroclear and Clearstream or any such nominee to a successor of Euroclear or Clearstream or a nominee of such successor.

         Payments on the Global Notes. Payments of any amounts owing in respect of the Global Senior Notes will be made through one or more paying agents (the "Paying Agents") appointed under the Indenture (which initially will include the Trustee). Payment to or to the order of the holder of the Global Senior Notes shall discharge payment obligations in respect of the Senior Notes represented thereby. Upon receipt of any such amounts, Euroclear or Clearstream, as the case may be, should distribute such payments to its respective participants. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. If withholding for taxes is required by law, such withholding will occur in accordance with applicable law.

         Under the provisions of the Indenture, the registered holder of the Global Senior Notes is treated as the owner of the Senior Notes represented thereby, and the issuer has no responsibility or liability for the payment of amounts owing in respect of the depositary interests held by the Common Depositary for Euroclear and Clearstream to owners of Book-Entry Interests. Payments by Euroclear or Clearstream participants to owners of Book-Entry Interests held through such participants are the responsibility of such participants as is the case with securities held for the account of customers in bearer form or registered in "street name".

         None of AES, the Trustee or any agent of AES or the Trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

         Information Concerning Euroclear and Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

         Distributions with respect to the Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

         Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian Cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

         The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear System. Euroclear Bank S.A./N.V. has capital of approximately EUR 1 billion.

         Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

         Distributions with respect to the Senior Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

         Action by Owners of Book-Entry Interests. As soon as practicable after receipt by the Trustee of notice of any solicitation of consents or request for a waiver or other action by the holders of Senior Notes, the Trustee will send to Euroclear and Clearstream a notice containing (a) such information as is contained in such notice received by the Trustee, (b) a statement that at the close of business on a specified record date Euroclear and Clearstream will be entitled to instruct the Trustee as to the consent, waiver or other action, if any, pertaining to such Senior Notes and (c) a statement as to the manner in which such instructions may be given. In addition, the Trustee will forward to Euroclear and Clearstream, or, based upon instructions received from Euroclear and Clearstream, to owners of Book-Entry Interests, all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of Euroclear and Clearstream, as applicable, the Trustee shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer, or other action in respect of such Senior Notes in accordance with any instructions set forth in such request. Euroclear and Clearstream may grant proxies or otherwise authorize their respective participants, or persons owning Book-Entry Interests through their respective participants, to provide such instructions to the Trustee so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the Indenture. The Trustee will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Indenture.

         Reports. The Trustee will immediately send to Euroclear and Clearstream a copy of any notices, reports and other communications received relating to AES, the Senior Notes or the Book-Entry Interests.

         Settlement. Any secondary market trading activity in the Book-Entry Interests is expected to occur through the Euroclear Participants and Clearstream Participants and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Certificated Notes

         Each owner of a beneficial interest in the Global Senior Note will receive a definitive registered note (i) if Euroclear and Clearstream notify us that they are unwilling or unable to act as clearing agency and a successor is not appointed by us within 90 days or (ii) if we, in our sole discretion, at any time determine not to have the Senior Notes represented by a Global Senior Note. In the event definitive notes are issued, we will promptly provide notice to the holders of the Senior Notes.

         Any definitive registered note will be issued in registered form in denominations of (pound)1,000 principal amount or multiple thereof. Any definitive registered note will be registered in such name or names as the Common Depositary shall be instructed based on the instructions of Euroclear or Clearstream. It is expected that such instructions will be based upon directions received by Euroclear or Clearstream from their participants with respect to ownership of Book-Entry Interests. To the extent permitted by law, AES, the Common Depositary and any paying agent shall be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner thereof. The amount of the relevant Global Senior Notes, and the Book-Entry Interests, will be increased or decreased to reflect exchanges or issues of definitive registered notes. The Common Depositary will make the appropriate adjustments to the Global Senior Note or Notes underlying the Book-Entry Interests to reflect any such issues or adjustments. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of definitive registered notes, if any, and other provisions customary for a registered debt security. Payment of principal and interest on, and all other amounts payable under, each definitive registered note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

         In the event individual certificates for the Senior Notes are issued, the holders of such Senior Notes will be able to receive payment on the Senior Notes and effect transfers of the Senior Notes at the offices of the Luxembourg paying agent and transfer agent. We have appointed Banque Internationale a Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the Senior Notes in individual certificated form, and as long as the Senior Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent in Luxembourg. In the event individual certificates for the Senior Notes are issued in definitive form, principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes will be exchangeable and transferable, as described below, and so long as the Senior Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg.

         We have also appointed Bank One, N.A., London Branch, as principal paying agent.

         Unless and until we issue the Senior Notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the Senior Notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the Common Depositary upon instructions from Euroclear and Clearstream; and (3) all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the Common Depositary, as the registered holder of the Senior Notes, for distribution to you in accordance with its policies and procedures.

         The cost of preparing, printing, packaging and delivering a definitive registered note will be solely the responsibility of AES.

         Principal of and interest on, and all other amounts payable under, any definitive registered notes will be payable at the office of the paying agent in Luxembourg maintained for such purposes. The relevant definitive registered note must be surrendered at the office of the paying agent in Luxembourg to receive payments of principal. In addition, interest on definitive registered notes may be paid by check mailed to the person entitled thereto as shown on the register on the record date for the definitive registered notes. If a payment date is not a business day at a place of payment, payment may be made at that place on the next succeeding business day and no interest shall accrue for the intervening period.

         Transfers of any definitive registered note may be made, by presenting and surrendering such note at the office of any transfer agent. Transfers of a portion of a definitive registered note may be made in authorized denominations of (pound)1,000 at the office of any transfer agent and new definitive registered notes in appropriate denominations will be made available by the issuer at such office. No service charge will be made for any registration of transfer or exchange of any definitive registered notes but the trustee may require payment of a sum sufficient to cover any tax or other governmental change payable in connection therewith.

          All Senior Notes will be recorded in a register maintained by the Common Depositary, and will be registered in the name of Clearstream or Euroclear for the benefit of owners of beneficial interests in the Global Senior Notes.

Payments of Principal and Interest; Transfer or Exchange

         The Indenture will require that payments in respect of the Senior Notes (including principal, premium, if any, and interest) held of record by the Common Depositary, Clearstream or Euroclear, as the case may be, be made in same day funds. Payments in respect of the Senior Notes held of record by holders other than the Common Depositary, Clearstream or Euroclear, as the case may be, may at the option of AES, be made by check and mailed to such holders of record as shown on the register for the Senior Notes.

         All transfers of Book-Entry Interests are recorded in accordance with the book-entry system maintained by Euroclear or Clearstream, as applicable, pursuant to customary procedures established by each respective system and its participants. While a Global Senior Note is outstanding, holders of definitive registered notes may exchange their definitive registered notes for Book-Entry Interests in the applicable Global Senior Notes by surrendering their definitive registered notes to the Trustee or to the paying and transfer agent in Luxembourg. The amount of the Book-Entry Interests will be increased or decreased to reflect such transfers or exchanges. The Trustee or the paying and transfer agent in Luxembourg, as applicable, will make the appropriate adjustments to the applicable Global Senior Note or exchange such Global Senior Note for a new Global Senior Note in an appropriate principal amount to reflect any such transfers or exchanges.

Substitution of Currency

         Principal of and interest on, and all other amounts payable under, any definitive registered notes will be payable at the corporate trust office or agency of the Trustee in The City of New York and at the office of the paying and transfer agent in London and Luxembourg maintained for such purposes. The relevant definitive registered note must be surrendered at the office of the Trustee in New York City or at the office of the paying and transfer agent in London and Luxembourg to receive payments of principal. Pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992, the Euro was introduced on January 1, 1999 in substitution for the national currencies of eleven member states of the European Union. Although the United Kingdom government exercised its opt-out and is not participating in the introduction of the Euro, the United Kingdom government has stated that the United Kingdom might wish to join the single currency at a later date. If the United Kingdom adopts the Euro, the regulations of the European Commission relating to the Euro shall apply to the Senior Notes. In accordance with the Indenture and the laws of the State of New York, none of the foregoing will entitle either us or any holder of Senior Notes to early redemption, rescission, notice or repudiation of the terms and conditions of the Senior Notes or the Indenture or to raise other defenses or to request any compensation claim, nor will they affect any of our other obligations under the Senior Notes and the Indenture.

Governing Law

         The Indenture and Senior Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflict of laws principles.

Notices

         Notices to holders of the Senior Notes will be published in authorized newspapers in The City of New York, in London, and, so long as such Senior Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, in a leading newspaper having general circulation in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

Information Concerning the Trustee

         AES and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

Other Provisions

         See the accompanying prospectus for a description of certain additional provisions of the Indenture, including events of default thereunder and provisions for amendments and modifications thereof.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS



         The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of Senior Notes to an initial holder purchasing a Senior Note at its "issue price" in this offering and holding the Senior Note as a capital asset within the meaning of Section 1221 of the Code (as defined below). The "issue price" is the first price to the public at which a substantial amount of the Senior Notes is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

         This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial interpretations and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding Senior Notes in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. This discussion does not address the tax consequences to partnerships or other pass-through entities or persons investing through such partnerships or entities. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of Senior Notes, including the consequences under the laws of any state, local or foreign jurisdiction.

         "U.S. Holder" means an owner of a Senior Note that is, for U.S. federal income tax purposes, (i) a citizen or resident alien individual of the United States, (ii) a corporation or other entity taxed as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

         "Non-U.S. Holder" means an owner of a Senior Note that is, for U.S. federal income tax purposes, a non-resident alien individual, a foreign corporation or a non-resident alien fiduciary of a foreign estate or trust.

U.S. Holders

         A U.S. Holder who uses the cash method of accounting will be required to include in income the U.S. dollar value of the foreign currency interest payment (determined on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder's tax basis in the foreign currency.

         In the case of an accrual method taxpayer, a U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Senior Note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received (including a payment attributable to accrued but unpaid interest upon the sale, exchange or retirement of a Senior Note). The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

         A U.S. Holder may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period or taxable year, the spot rate on the date of receipt. A U.S. Holder that makes such an election must apply it consistently to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by such U.S. Holder and cannot change the election without the consent of the Internal Revenue Service.

         A U.S. Holder's tax basis in a Senior Note will be the U.S. dollar value of the foreign currency amount paid for such Senior Note determined on the date of such purchase. A U.S. Holder who purchases a Senior Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Senior Note on the date of purchase.

         Gain or loss realized upon the sale, exchange or retirement of a Senior Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. With respect to a U.S. Holder who uses the cash method of accounting, gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the Senior Note determined on the date such payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the Senior Note determined on the date the U.S. Holder acquired the Senior Note. In the case of an accrual method taxpayer, gain or loss attributable to fluctuations in exchange rates will equal the difference between
(i) the U.S. dollar value of the foreign currency principal amount of the Senior Note and any payment with respect to accrued interest, determined on the date such payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the Senior Note, determined on the date the U.S. Holder acquired the Senior Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the Senior Note. The source of the foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the "qualified business unit" of the U.S. Holder on whose books the Senior Note is properly reflected. Any gain or loss realized by such a holder in excess of the foreign currency gain or loss will be capital gain or loss.

Non-U.S. Holders

         Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

         (a) payments of principal, interest and premium on the Senior Notes by AES or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and
(ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and

         (b) a Non-U.S. Holder of a Senior Note will not be subject to U.S. federal income tax on gain realized on the sale, retirement or other taxable disposition of such Senior Note, unless such gain is effectively connected with the Holder's conduct of a trade or business in the United States.

         The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a Senior Note certifies on Internal Revenue Service ("IRS") Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN with the withholding agent or (ii) in the case of a Senior Note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the Senior Note on behalf of the beneficial owner, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN from the Holder and furnishes the withholding agent with a copy thereof. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

         If a Non-U.S. Holder of a Senior Note is engaged in a trade or business in the United States, and if interest on the Senior Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "--U.S. Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

         Information returns will be filed with the Internal Revenue Service in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. If you are a U.S. Holder, you will be subject to a 31% United States backup withholding tax on these payments unless you provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. If you are a Non-U.S. Holder, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification on Form W-8BEN, required to claim exemption from 30% federal withholding on interest payments as described above, will satisfy the certification requirements necessary to avoid the 31% backup withholding tax as well.

         The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

                           GENERAL LISTING INFORMATION



         The Senior Notes have been accepted for clearance through Euroclear and Clearstream under Common Code No. 012516878. The ISIN for the Senior Notes is XS0125168780.

         Application has been made to list the Senior Notes on the Luxembourg Stock Exchange. The certified Certificate of Incorporation of AES and the legal notice relating to the issue of the Senior Notes will be deposited prior to any listing with the Chief Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement a Luxembourg), where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Senior Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Senior Notes will be maintained in Luxembourg.

         The consolidated financial statements of AES as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 have been prepared in accordance with United States generally accepted accounting principles and have been audited by Deloitte & Touche LLP in accordance with United States generally accepted auditing standards. On May 26, 2000, Deloitte & Touche LLP gave consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-37924) and related prospectus of AES, of their reports dated February 3, 2000 (February 22, 2000 as to the last paragraph of Note 2) with respect to the consolidated financial statements of AES.

         For so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, copies of the following documents may be inspected at the specified office of the paying and transfer agent in Luxembourg:

          o    Certified Certificate of Incorporation of AES;

          o    paying agency agreement;

          o the Indenture relating to the Senior Notes, which include the forms of the Senior Note certificates.

         In addition, copies of the most recent annual audited consolidated financial statements of AES for the preceding financial year, and any interim unaudited consolidated quarterly financial statements published by AES, will be available for collection at the specified office of the Paying Agent in Luxembourg for so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require. AES publishes only audited annual and unaudited quarterly financial statements on a consolidated basis.

         Except as disclosed in this document, AES represents that there has been no material adverse change in its financial position since December 31, 1999.

         Except as disclosed in this document, AES is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the Senior Notes nor, so far as AES is aware, is any such litigation or arbitration pending or threatened.

         The issuance of the Senior Notes was authorized by resolutions adopted by the AES Board of Directors on April 21, 1998 and May 30, 2000 and resolutions adopted by the AES Offering Committee on February 15, 2001.

         AES has confirmed that it:

         (a) has complied with, and will comply with, its obligations under the relevant rules in relation to the admission to listing of the Senior Notes by the time such Senior Notes are so admitted; and

         (b) having made all reasonable inquiries, has not become aware of any change in circumstances which could reasonably be regarded as significantly and adversely affecting its ability to meet its obligations as issuer in respect of the Senior Notes as they fall due.

                                  UNDERWRITING



         Subject to the terms and conditions stated in the underwriting agreement dated February 15, 2001, each underwriter named below has agreed to purchase, and AES has agreed to sell to such underwriter, the principal amount of Senior Notes set forth opposite the name of such underwriter.



           Name                                       Principal Amount
                                                       of Senior Notes

Salomon Brothers International Limited ............. (pound)34,000,000
J.P. Morgan Securities Ltd. ........................ (pound)34,000,000
ABN AMRO Incorporated...............................  (pound)8,500,000
Dresdner Bank AG London Branch .....................  (pound)8,500,000
                                                     -----------------
        Total                                        (pound)85,000,000
                                                     =================




         The underwriting agreement provides that the obligations of the underwriters to purchase the Senior Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Senior Notes if they purchase any of the Senior Notes.

         The underwriters have advised AES that they propose to offer some of the Senior Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Senior Notes to certain dealers at the public offering price less a concession not in excess of 0.50% of the principal amount of the Senior Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the Senior Notes on sales to certain other dealers. After the initial offering of the Senior Notes to the public, the public offering price and such concessions may be changed by the underwriters.

         The following table shows the underwriting discounts and commissions to be paid to the underwriters by AES in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes).



                                                        Paid by AES
                                                        -----------

Per Senior Note........................................       1.50%


         In connection with this offering, the underwriters may over-allot, or engage in covering and stabilizing transactions. Over-allotment involves sales of Senior Notes in excess of the principal amount of Senior Notes to be purchased by the underwriters in this offering, which creates a short position. Covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids on purchases of Senior Notes made for the purposes of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress. These activities may cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

         The Senior Notes are a new issue of securities, and there is currently no established trading market for the Senior Notes. We have applied for the Senior Notes to be listed on the Luxembourg Stock Exchange in accordance with the rules thereof.

         Each underwriter has agreed that: (i) it has not offered or sold, and before the date six months after the date of issue of the Senior Notes will not offer or sell, any Senior Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended; (ii) it has complied, and will comply, with all applicable provisions of the United Kingdom Financial Services Act 1986, as amended, and the Public Offers of Securities Regulations 1995, as amended, with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the Senior Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

         AES estimates that its total expenses of this offering will be $200,000.

         In the ordinary course of the underwriters' respective businesses, the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with AES and its affiliates.

                                 LEGAL MATTERS



The validity of the Senior Notes offered hereby and certain matters relating thereto will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                     EXPERTS



See "Experts" in the accompanying Prospectus.



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                PRINCIPAL EXECUTIVE OFFICE OF THE AES CORPORATION



                               The AES Corporation
                             1001 North 19th Street
                            Arlington, Virginia 22209



                              INDEPENDENT AUDITORS
                              Deloitte & Touche LLP
                              1750 Tysons Boulevard
                           Milton, Virginia 22102-4219



                                 LEGAL ADVISORS



 To The AES Corporation                           To the Underwriters
 Davis Polk & Wardwell                            Shearman & Sterling
 450 Lexington Avenue                             599 Lexington Avenue
 New York, New York 10017                         New York, New York 10022


        TRUSTEE, REGISTRAR, PRINCIPAL PAYING AGENT AND COMMON DEPOSITARY
                          Bank One, N.A., London Branch
                                 1 Triton Square
                                 London NW1 3FN



                     LUXEMBOURG STOCK EXCHANGE LISTING AGENT
                             AND PAYING AGENT Banque
                        Internationale a Luxembourg S.A.
                                69, Route d'Esch
                                L-2953 Luxembourg





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